EXHIBIT 10.1
EXHIBIT A
2006 INCENTIVE BONUS CALCULATION
The annual bonus payout for Charles A. Rice, Chief Executive Officer, shall be calculated by applying the target bonus to performance against agreed standards. For the calendar year 2006 payout, targeting $75,000, the standards shall include three factors, each with its respective weighting: (i) Multiferon® sales (50%); (ii) International Multiferon Development (25%), and; (iii) qualitative performance evaluations (25%). The total payout shall be the sum of the payout determined for each of the three performance factors.
1.	Multiferon Sales — If consolidated Multiferon net sales (as reported in U.S. dollars in the Viragen, Inc. consolidated financial statements) (“Multiferon Sales”) are less than $500,000, the bonus payout shall be $0.00. For Multiferon Sales between $500,000 and $1,500,000, the bonus payout shall be 3.750% (.0375) of Multiferon Sales. For sales above $1,500,000, the bonus payout shall be $56,250. Using this formula, representative payouts ahll be as follows:

Multiferon	Bonus Payout	Comments
$499,999	$0.0	Does not meet $500,000 threshold
$500,000	$18,750	50% payout
$1,000,000	$37,500	Target payout
$1,500,000	$56,250	150% — maximum payout

2.	International Multiferon Development — Filing for Mutual Recognition in the EU and gaining approval are critical to the Company during 2006 and into 2007, in order to open up significant markets for the Multiferon product. This objective is broken down into three subparts, with three separate target dates for accomplishments:
a.) If successful in negotiations with an appropriate Contract Research Organization (CRO) to provide regulatory services of a sufficient quality to enable the preparation of the regulatory application to be filed with the EMEA for MRP no later than September, 2006, the bonus payout will be $9,375 (50% of $18,750).

b.) If successful in licensing Multiferon marketing rights to a suitable European marketing company on a exclusive basis no later than November 30, 2006 in preparation for a 2007 MRP approval, the bonus payout will be $9,375 (50% of $18,750).

c.) If successful in licensing Multiferon marketing rights to a suitable European marketing company for an “upfront” licensing fee in excess of $5,000,000, the bonus payout will be $28,125 (150% of $18,750).
3.	Qualitative Performance Evaluation — At the end of calendar year 2006, a performance evaluation will be conducted by surveying two sets of constituents: Viragen employees and Viragen Board of Directors. If the composite rating is “Below Expectations,” the payout shall be $0.00; “Meets Expectations” the payout shall be $18,750 (100%), and; “Exceeds Expectations” the payout shall be $28,125 (150%).
The Compensation Committee, with the approval of the Board shall have discretion in applying the performance criteria to reflect extenuating circumstances.
For years after calendar year 2006, prior to the beginning of each year, Incentive Bonus Calculation Procedures shall be prepared by the Compensation Committee and approved by the Board.